UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2007

Community Banks, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-11663	23-2251762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 East Park Drive, Harrisburg, Pennsylvania	17111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 717-920-5800

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On May 1, 2007, Community Banks, Inc. (“Community”), parent company of CommunityBanks, issued a press release announcing the signing of a definitive merger agreement dated as of April 30, 2007, pursuant to which Susquehanna Bancshares, Inc. (“Susquehanna”) will acquire Community in a stock and cash transaction valued at approximately $860 million. The merger agreement provides that as soon as practicable, CommunityBanks and Susquehanna Bank PA, a wholly-owned bank and trust company subsidiary of Susquehanna, will enter into an agreement whereby CommunityBanks will merge with and into Susquehanna Bank PA.

Under the terms of the merger agreement, shareholders of Community will be entitled to elect to receive for each share of Community common stock they own, either $34.00 in cash or 1.48 shares of Susquehanna common stock. Community shareholders may elect to receive cash for some shares and stock for others, but all shareholder elections will be subject to allocation procedures that will result in the exchange of 90 percent of Community’s common shares outstanding for shares of Susquehanna common stock and the remaining 10 percent of Community common shares outstanding for cash. Based upon the stated value of $34.00 per share, the transaction price represents approximately 20.1 times Community’s 2007 earnings per share estimate as reported by First Call.

Additionally, under the merger agreement, Eddie L. Dunklebarger, chairman, president and chief executive officer of Community, and five independent Community directors will be appointed to the Susquehanna board of directors upon consummation of the merger. Mr, Dunklebarger will become vice chairman of Susquehanna’s board of directors and co-chair of the transition team. Jeffrey M. Seibert, Community’s executive vice president of banking services, will join Susquehanna Bank PA as chief operating officer.

The merger agreement and the transactions contemplated thereby are subject to the approval of the shareholders of Community and the receipt of all required regulatory approvals, as well as other customary conditions. The description of the terms and conditions of the merger agreement and the merger is qualified by reference to the merger agreement, attached hereto as Exhibit 2.1; also attached as Exhibits 99.1 and 99.2 are the press release and an e-mail message that Mr. Dunklebarger conveyed to Community employees on May 1, 2007, all of which are incorporated herein by reference.

The following disclosure is made in accordance with Rule 14a-12 of the Securities Exchange Act of 1934, as amended:

Additional Information and Where to Find It

Susquehanna Bancshares, Inc. and Community Banks, Inc. anticipate filing a Registration Statement on Form S-4 and joint proxy statement/prospectus with the Securities and Exchange Commission (the “Commission”) shortly. THE DEFINITIVE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS SHOULD BE READ CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER. IN SUCH EVENT,

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ SUSQUEHANNA BANCSHARES’ REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS RELATING TO THE MERGER TRANSACTION DESCRIBED ABOVE, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The final joint proxy/prospectus will be mailed to shareholders of Susquehanna Bancshares, Inc. and Community Banks, Inc. Investors and shareholders will be able to obtain a free copy of such documents when they become available at the Commission’s web site at www.sec.gov, from Susquehanna Bancshares, Inc. by directing a written request to Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, PA 17543, Attention: Abram G. Koser, Vice President – Investor Relations or from Community Banks, Inc. by directing a written request to Community Banks, Inc., 777 East Park Drive, Harrisburg, PA 17111, Attention: Patricia E. Hoch. Certain of these documents may also be accessed on the web sites of Susquehanna Bancshares, Inc. (www.susquehanna.net) and Community Banks, Inc. (www.communitybanks.com) when they become available.

Participants in Solicitation

Susquehanna Bancshares, Inc., Community Banks, Inc. and their directors and executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the participants and their interests in the solicitation may be found in the joint proxy statement/prospectus, when it becomes available.

Item 9.01 Financial Statements and Exhibits

(d)	The following exhibits are filed herewith.

2.1	Agreement and Plan of Merger between Susquehanna Bancshares, Inc. and Community Banks, Inc. dated as of April 30, 2007.

99.1	Press release issued on May 1, 2007.

99.2	Communication to employees of Community Banks, Inc. dated May 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2007	COMMUNITY BANKS, INC.

	By:	/s/ Eddie L. Dunklebarger
	Name:	Eddie L. Dunklebarger
	Title:	Chairman, President and CEO

EXHIBIT LIST

Number	Description
2.1	Agreement and Plan of Merger between Susquehanna Bancshares, Inc. and Community Banks, Inc. dated as of April 30, 2007.

99.1	Press release issued on May 1, 2007.

99.2	Communication to employees of Community Banks, Inc. dated May 1, 2007.